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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form F-1 of our reports dated December 13, 2004 and October 20, 2004 relating to the consolidated financial statements of GRAVITY Co., Ltd. and its subsidiaries, which appear in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.



Samil PricewaterhouseCoopers

Seoul, Korea

January 19, 2005